EXHIBIT 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

July 30, 2012

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the three-month periods ended June 29, 2012, and July 1, 2011, and have issued our report dated July 30, 2012. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 29, 2012 is incorporated by reference in this Registration Statement Nos. 333-130253, 333-121814, 333-120291, 333-118499, 333-70492, 333-68238, 333-60968, 333-56230, 333-55530, 333-46200, and 333-41646 on Form S-3 and Nos. 333-157210, 333-146549, 333-146548, 333-143331, 333-143330, 333-55850, 333-34016, 333-95189, 333-71049, 333-42255, 333-126419, 333-121302, 333-120056, 333-119387, 333-103189, 333-75526, and 333-170710  on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California